 SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 17, 2004

 AMERICAN SKIING COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-13057	04-3373730
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

136 HEBER AVENUE, SUITE 303
PARK CITY, UTAH	84060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (435) 615-0340

 NOT APPLICABLE

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

        Item 7.01. Regulation FD Disclosure

As a result of improved operating performance and the strengthening of the Company’s balance sheet following recent restructuring efforts, American Skiing Company has commenced marketing for a new senior secured credit facility.  The new facility is expected to total approximately $230 million, and consist of a revolving credit facility and term loan facilities.  The proceeds of the facilities would be used to refinance the Company’s current senior credit facility and the Company’s senior subordinated notes due 2006, as well as to pay fees and expenses related to the transaction.  The new senior secured credit facility is subject to satisfactory documentation and other customary conditions.  Closing on the facility is expected to take place in the next sixty to ninety days.  There can be no assurance that the Company will be successful in marketing the new senior secured credit facility on acceptable terms.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to come within the safe harbor protection provided by those statutes.  By their nature, all forward-looking statements involve risks and uncertainties, and future events may differ materially from those contemplated by the forward-looking statements.  Several factors that could materially affect the Company’s contemplated events are identified in Item 7 of the Company’s Annual Report on Form 10-K for the year ended July 27, 2003, and in the Company’s other SEC filings and public announcements.  The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 20, 2004
AMERICAN SKIING COMPANY

	By:	/s/ Foster A. Stewart, Jr.
	Name:	Foster A. Stewart, Jr.
	Title:	Senior Vice President and General Counsel